Exhibit 5.1

REEDER & SIMPSON, P.C.

ATTORNEYS AT LAW

P.O. Box 601	RMI Tel.: +692-625-3602
RRE Commercial Center	Honolulu Tel.: +808-352-0749
Majuro, MH 96960 - Marshall Islands	Email: dreeder.rmi@gmail.com

January 15, 2021

Navios Maritime Partners L.P.

7 Avenue de Grande Bretagne, Office 11B2

Monte Carlo, MC 98000

Monaco

Ladies and Gentlemen:

Re: Navios Maritime Partners L.P. (the “Partnership”)

We have acted as legal counsel in The Republic of the Marshall Islands (the “RMI”) to the Partnership and this opinion is addressed to the Partnership in connection with the filing by the Partnership of a Registration Statement on Form F-4 (the “Registration Statement”) with the United States Securities and Exchange Commission under the Securities Act of 1933, as amended, in relation to the registration of 8,232,789 common units (the “Securities”) representing limited partnership interests of the Partnership (the “Common Units”), with respect to the merger whereby the Partnership and its direct, wholly owned subsidiary, NMM Merger Sub LLC, have entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Navios Maritime Containers L.P. and Navios Maritime Containers GP LLC, under which NMM Sub LLC will be merged with and into Navios Maritime Containers L.P., with Navios Maritime Containers L.P. as the surviving entity.

The Securities are being issued pursuant to a registration statement on Form F-4, including the prospectus of the Partnership, (the “Prospectus”), with respect to the offering of the Securities (as amended, the “Registration Statement”).

In connection with this opinion, we have examined such documents as may be required to issue this opinion including the Partnership’s operational documentation and certain resolutions adopted by the Partnership’s Board of Directors relating to the offering of the Securities and such other documents or records of the proceedings of the Partnership as we have deemed relevant, and the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, photostatic or facsimile copies and the authenticity of the originals of such copies.

Based upon the foregoing, we are of the opinion that the Securities are duly authorized and, when issued and delivered to and paid for in accordance with the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the Limited Partnership laws of the RMI, and we express no opinion with respect to the laws of any other jurisdiction. To the extent that any applicable document is stated to be governed by the laws of another jurisdiction, we have assumed for purposes of this opinion that the laws of such jurisdiction are identical to the laws of the RMI.

We have relied as to certain matters on information obtained from public officials, officers of the Partnership, and other sources believed by us to be responsible.

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments which might affect any matters or opinions set forth herein.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the above described Registration Statement and its incorporation by reference into the Registration Statement, and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

Reeder & Simpson, P.C.

Dennis J. Reeder